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                                                                     EXHIBIT 5.1

September 3, 1999

Board of Directors
INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
9162 Eton Avenue
Chatsworth, California 91311


        Re: International Remote Imaging Systems, Inc., a Delaware corporation
            (the "Company")

Gentlemen:

        We have acted as the Company's counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration of 1,485,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Shares consist of the following:

        (1) 594,000 shares of Common Stock issued to persons who tendered their shares of common stock of Poly UA Systems, Inc. in response to the Company's tender offer for all of the outstanding common stock of Poly U/A Systems, Inc. contained in the Offer to Purchase dated June 8, 1999;

        (2) 297,000 additional shares of Common Stock issuable upon the call or conversion of the Company's Series B Callable Preferred Stock issued to persons who tendered their shares of common stock of Poly UA Systems, Inc. in response to the Company's tender offer; and

        (3) 594,000 additional shares of Common Stock issuable upon exercise of the Company's Series G Warrants issued to persons who tendered their shares of common stock of Poly UA Systems, Inc. in response to the Company's tender offer.

        As such counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion. Based on these examinations, it is our opinion that (a) the Shares described above in clause "(1)" have been legally issued and are fully paid and non-assessable, (b) the Shares described above in clause "(2)" will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the Certificate of Designations for the Series B Callable Preferred Stock and (3) the Shares described in above in clause "(3)" will be legally issued, fully paid and non-assessable when issued and paid for in the accordance with the terms of the warrant certificate for the Series G Warrants.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                              Very truly yours,

                                              /s/ GUTH ROTHMAN & CHRISTOPHER LLP

                                              Guth Rothman & Christopher LLP